550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information    For Immediate Release
Press Contacts                 Investor Relations Contact
Steve Nguyen Echelon Corporation +1-408-938-5272 qnguyen@echelon.com	Abigail Johnson/Paul Michelson Roeder-Johnson Corporation (650) 802-1850 http://email.roeder-johnson.com	Chris Stanfield Echelon Corporation +1-408-938-5243 cstanfield@echelon.com

Echelon Corporation Announces Full Year 2005 Business Outlook

SAN JOSE, CA - January 17th, 2005 - Echelon Corporation (NASDAQ: ELON) today announced its full year 2005 Business Outlook.

“We have now completed our business planning process for 2005 and I am happy with the positive outlook for growth in both our LonWORKS® Infrastructure and NES products,” said M. Kenneth Oshman, Echelon's chairman and chief executive officer. “I am excited with the response to our new product offerings and the increasing acceptance of open systems by our customers and many important and influential end users. As a result, we expect continued growth in revenues from our LonWORKS Infrastructure products in 2005. Though we face many challenges, we are forecasting substantial growth in 2005 in shipments of our NES products as we expect utilities to accelerate their purchases of automated customer management systems. Our NES outlook for 2005 does not include the revenue for everything that we expect to ship since we believe that most of the revenue attributable to these shipments would need to be deferred into 2006, for example due to customer acceptance provisions that we anticipate would need to be included in our NES contracts. As we have discussed in the past, 2005 will be a transition year for Echelon as the Enel project comes to an end. We believe revenues from the Enel project will decline substantially from 2004 levels as Enel completes the successful deployment of its meter management system.

“Although we are expecting a substantial decrease in revenues in 2005, we intend to continue investing in our product development, sales, and marketing efforts in order to position Echelon for a return to increasing revenues in 2006 and beyond. While this will result in an operating loss for 2005, we believe the potential rewards in 2006 and beyond make this worth the short-term investment.”

“At this time, we believe that revenues and earnings per share for the fourth quarter and full year 2004 will be within the ranges set forth in our Business Outlook of October 19, 2004,” said Chris Stanfield, Echelon’s executive vice president and chief financial officer. “We have now completed the initial phase of the accounting close for 2004, and expect to announce our fourth quarter results during the first week of February. During this time, our expected fourth quarter results could change based on additional information that becomes available to us as we complete the closing process.”

Full Year 2005 Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the full year ending December 31, 2005:

•	Revenues - We expect revenues to be approximately $80 million, plus or minus $4 million. This outlook is comprised of expected revenues from our LonWORKS Infrastructure products and services of $53 million, from the Enel Project of $20.5 million, and from our NES system products and services of $6.5 million. We expect total shipments of NES products to be approximately $18 million, plus or minus $2 million, during 2005, with approximately two-thirds of that amount being deferred as of December 31, 2005 pending satisfaction of revenue recognition requirements such as customer acceptance.

•	Gross Margin - We expect our overall gross margin to be between 57% and 57.5%. This amount does not include any of the non-cash stock option compensation expense required under the recently revised and issued SFAS 123, Share-Based Payment. The calculations required under the new SFAS 123 rules are very complex. Recognizing this, the Financial Accounting Standard Board has made SFAS 123 effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For Echelon, this will be our fiscal third quarter, which commences July 1, 2005. However, under the new rules, we will be required to retroactively calculate and recognize such expense as if the new rules had become effective January 1, 2005. Once these calculations are performed, we expect these share-based compensation charges will have a material impact on our overall 2005 GAAP gross margins, significantly reducing them from amounts reported in prior years, and from our currently forecasted 57% to 57.5%.

•	Operating Expenses - We expect operating expenses will be approximately $59.5 million, plus or minus $1.5 million. As with our gross margin estimates, this operating expense forecast does not include any of the non-cash stock option compensation expense to be recognized under SFAS 123, Share-Based Payment. We expect these share-based compensation expenses will significantly increase our forecasted 2005 GAAP operating expenses.

•	Interest Income - We expect that interest income will be approximately $2 million.

•	Income Taxes - We expect our provision for income taxes will be approximately $600,000.

•	Loss Per Share - As discussed above, our current operating forecast does not take into consideration the impact of non-cash share-based compensation expenses required under SFAS 123. Excluding these charges, which are unknown at this time, we expect that the basic GAAP after tax loss for 2005 will be approximately $12.3 million or ($.30) per share plus or minus $800,000 or $0.02 per share, based on a weighted average of 41,250,000 common shares outstanding.

For those interested in further discussion regarding this release, Echelon's management will participate in a conference call tomorrow, Tuesday, January 18 at 11:00 am Eastern Time. To access the conference call, dial 1-800-274-0251 (callers outside the U.S. please use +1-719-457-2683) any time after 10:50 am ET. For those who would like to listen without calling in, you can access the call live (and for playback through January 25, 2005) by visiting the Investor Relations section of Echelon’s web site at www.echelon.com.

About Echelon Corporation

Echelon Corporation is the creator of the LonWORKS platform, the world's most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon's hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LonWORKS products and more than 40 million LonWORKS devices have been installed in homes, buildings, factories, trains, and other systems worldwide.

Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LonWORKS, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding the timing of receipt of Enel revenues and the amount and timing of revenues from Echelon’s NES system business, Echelon’s business outlook for the year ending December 31, 2005, and the effect of non-cash charges relating to stock option compensation expense pursuant to SFAS 123. This press release also contains statements regarding Echelon financial results for the year ending December 31, 2004. All of these statements may involve risks and uncertainties, including risks relating to the development and growth of markets for Echelon's products and services, particularly the NES system and new infrastructure products, risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services, risks that the product deployment activities with Enel do not meet their target dates or are terminated, risks that our development projects with other parties are not successful, and the ability of those products and services to meet customer and consumer expectations, risks that the arbitration with Enel may be decided adversely to Echelon’s interests, risks related to changing business conditions which may result in additional operating expenses in 2005 including, but not limited to, impairment of intangible or other long-lived assets, addition of reserves for excess inventory and purchase commitments or other accounting charges and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.